EXHIBIT  j

FORM OF

FUND OF HEDGE FUNDS

CUSTODIAL AGREEMENT

                THIS CUSTODIAL AGREEMENT (the “Agreement”) is made as of __________2005, by and between J. P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (together with certain affiliates, as described in Section I below, the “Bank”), [FUND OF FUNDS] (the “Customer”), a privately offered investment fund organized as a [Form of Organization] under the laws of [Country of Organization], and [Investment Manager/General Partner], the investment manager of the Customer (the “Manager”).

BACKGROUND

                A.                     The Customer is a private investment fund, commonly referred to as a fund of hedge funds, which invests principally in shares, units and other interests (“Interests”) of underlying investment funds (the “Underlying Funds”).

                B.                     The Customer also will or may from time-to-time own cash [and short-term cash management investments, securities and other financial instruments received from or with respect to an investment in an Underlying Fund, and swap, forward, futures, repurchase or other privately negotiated or publicly traded agreements relating to financial instruments.]

                C.                     The Manager manages the Customer’s assets and is authorized to make investment decisions for the Customer, and to enter into this Agreement on behalf of the Customer.

                D.                     The Customer and the Manager wish to retain the Bank to provide custody services for the Customer’s assets, and the Bank wishes to furnish such custody services, either directly or through an affiliate or affiliates, as more fully described herein.

                NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I:  DEFINITIONS

1. DEFINITIONS.

(a)	“Administrator” means ________________________, or any other entity or entities designated as such in Written Instructions.

(b)	“Agreement” means this Custodial Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this Custodial Agreement, as they may be amended from time to time.

(c)	“Authorized Person” means any person authorized by the Customer, including but not limited to employees of the Manager [or Administrator], to give Written Instructions to the Bank on behalf of the Customer, and listed on Schedule B. An Authorized Person’s scope of authority may be limited by setting forth such limitation in Schedule B. Schedule B may be amended only upon Written Instructions.

(d)	“Bank” means J. P. Morgan Trust Company, National Association, and as the context requires, any affiliate or affiliates of J.P. Morgan Trust Company, National Association that perform any of its functions or obligations or acquire any of its rights or responsibilities under this Agreement.

(e)	“Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees, and any book-entry system maintained by an exchange registered with the SEC under the Securities Exchange Act of 1934, as amended.

(f)	“Confidential Information” has the meaning specified in Section 9 of this Agreement.

(g)	“Indemnitees” has the meaning provided in Section 14 of this Agreement.

(h)	“Interests” means the shares, units and other interests of the Underlying Funds in which the Customer invests or proposes to invest.

(i)	“Property” means:

(i)	any and all cash, securities and other investment items and financial instruments owned by the Customer, which the Customer may from time to time deposit, or cause to be deposited, with the Bank or which the Bank may from time to time hold for the Customer;

(ii)	all income and distributions, whether in cash or in kind, in respect of any Property identified in clause (i);
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(iii)	all proceeds, whether in cash or in kind, from the sale or other disposition of any Property identified in clause (i);

(iv)	all proceeds, whether in cash or in kind, from the sale of securities issued by the Customer, which are received by the Bank from or on behalf of the Customer;

(v)	all proceeds from the Customer’s loans, borrowings or other financings pursuant to which cash, securities or other investment items are received by the Bank for or on behalf of the Customer; and

(vi)	any other assets or other property of the Company that the Bank agrees to hold for the Customer.

(j)	“SEC” means the United States Securities and Exchange Commission.

(k)	“Underlying Fund” means an investment fund in which the Customer has invested or will or may invest.

(l)	“Written Instructions” means written instructions on the form attached hereto as Exhibit 2 (or a different form the use of which may be approved by the Bank in its sole and absolute discretion) delivered by facsimile sending device to the facsimile number indicated on Exhibit 2 and signed by two Authorized Persons, receipt of which has been acknowledged by the Bank.

ARTICLE II: APPOINTMENT, RIGHTS AND RESPONSIBILITIES OF THE CUSTODIAN 2. APPOINTMENT.

(a)	The Manager and the Customer hereby appoint the Bank to provide the custodian services provided for in this Agreement to the Customer, and the Bank accepts such appointment and agrees to furnish such services, as set forth in this Agreement.

(b)	The Bank shall perform the custody services set forth in Schedule A hereto. The Bank may sub-contract with affiliates and/or third parties to perform any or all of the services to be performed by the Bank hereunder; provided, however, that the Bank shall remain principally responsible to the Customer for the acts and omissions of such other entities, to the same extent provided for in the Agreement as if the Bank had performed the service or services directly.
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(c)	In meeting its duties hereunder, the Bank shall have the general authority to do all acts the Bank reasonably determines are necessary, proper or convenient for it to perform its obligations under this Agreement.

(d)	The Bank undertakes to perform only such duties as are expressly set forth herein and no duties or obligations shall be implied. In performing these duties, the Bank shall have no liability under, and no duty to inquire as to the provisions of, any agreement or document other than this Agreement. The Bank shall have no duty to solicit any payments which may be due it or the Customer.

3. INSTRUCTIONS.

(a)	Unless expressly provided otherwise in this Agreement, the Bank may refuse to act except upon Written Instructions. Written Instructions will be required for any action requested of the Bank, including without limitation those transactions described in Section 4 of Schedule A hereto, and except for those transactions described in Section 6 of Schedule A hereto.

(b)	Written Instructions shall not be deemed received by Bank until the Customer or Manager has received via facsimile a signed acknowledgement of receipt from Bank.

(c)	The Bank shall be entitled to rely upon any Written Instructions it receives from an Authorized Person (or from a person reasonably believed by the Bank to be an Authorized Person) pursuant to this Agreement.

(d)	The Bank may assume that any Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Customer or of any vote, resolution, or proceeding of the Customer’s [Board of Managers] or of the Customer’s members, and that the Customer and, to the extent applicable, the Manager are authorized to take the actions specified in the Written Instructions, unless and until the Bank receives Written Instructions to the contrary.

(e)	The Bank shall have no duty to inquire into or investigate the validity, accuracy or content of any Written Instructions.

(f)	The Customer acknowledges that the Bank will verify all cash movement instructions via telephone with an Authorized Signer other than the Authorized Signer transmitting the instructions, for all cash movement instructions not received via an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access.
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(g)	Unless otherwise agreed to in writing by the Bank, the Manager and the Customer, Written Instructions must be received by the Bank (which receipt is deemed to have occurred upon the Customer’s receipt of the Bank’s signed acknowledgement of Written Instructions) at least three (3) business days prior to the business day on which the Customer wishes the Bank to perform pursuant to the Written Instructions. Written Instructions received after such date shall be executed on a best efforts basis by the Bank, however, the Bank shall have no liability whatsoever for failure to perform pursuant to such Written Instructions. Furthermore, the Bank shall make reasonable efforts to perform as requested in Written Instructions received by the Bank on the same day performance is desired by the Customer, however, the Bank shall have no liability whatsoever for failure to perform pursuant to such Written Instructions.

(h)	The Customer acknowledges that where Written Instructions require the Bank to prepare and submit forms, letters or other writings to third parties on behalf of the Customer, including but not limited to subscription agreements, redemption requests, stock transfers and exchanges of cash for Interests or Interests in one Underlying Fund for Interests in another Underlying Fund, (“Writings”) the Bank will prepare but will not submit such Writings unless and until the Writings have been approved by an Authorized Person, which approval may take the form of a signed writing or e-mail from an Authorized Person. The Customer agrees to make available Authorized Persons during normal business hours to review and approve such Writings for Bank. The Customer acknowledges that the Bank shall not be liable for failure to perform its obligations with respect to Writings if such failure results from any delay, error, unavailability or non-approval by the Customer or Authorized Person of the Customer. The Bank shall exercise best efforts to provide Writings to the Customer for approval promptly following receipt of Written Instructions.

4. RIGHT TO RECEIVE ADVICE.

(a)	ADVICE OF CUSTOMER. If the Bank is in doubt as to any action it should or should not take, the Bank may request and be entitled to rely upon directions or advice from the Customer, the Manager or their designated agents, including but not limited to Written Instructions.

(b)	ADVICE OF COUNSEL. If the Bank is in doubt as to any action it should or should not take, the Bank may request and be entitled to rely upon advice from counsel of its own choosing (who may be counsel for the Manager, the Customer, or the Bank, at the option of the Bank), and such cost shall be borne by the Customer.
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(c)	CONFLICTING ADVICE. In the event of a conflict between directions or advice or Written Instructions the Bank receives from the Customer or the Manager, and the advice it receives from counsel, the Bank shall be entitled to rely upon and follow the advice of counsel.

(d)	PROTECTION OF THE BANK. Notwithstanding any other provision in this Agreement to the contrary, the Bank shall be indemnified by the Customer and the Manager and held without liability for any action the Bank takes or does not take in reliance upon directions or advice or Written Instructions the Bank receives from or on behalf of the Customer or the Manager or from counsel and which the Bank believes, in good faith, to be consistent with those directions or advice or Written Instructions. Nothing in this Agreement shall be construed so as to impose an obligation upon the Bank (i) to seek such directions or advice or Written Instructions, or (ii) to act in accordance with such directions or advice or Written Instructions.

ARTICLE III: RIGHTS AND RESPONSIBILITIES OF THE CUSTOMER AND THE MANAGER 5. DELIVERY OF THE PROPERTY.

(a)	During the period during which this Agreement is effective, the Manager and the Customer will:

(i)	deliver or provide for the delivery to the Bank of all of the Customer’s tangible Property that is subject to this Agreement, including without limitation cash, certificated securities, and other certificated financial instruments;

(ii)	deliver or provide for the delivery to the Bank evidence reasonably satisfactory to the Bank of the Customer’s ownership of all uncertificated securities that are the subject of this Agreement, including without limitation: (A) executed subscription agreements or similar documents evidencing the Customer’s ownership of Interests, as well as any subsequent subscription or similar agreements to purchase additional Interests in an Underlying Fund in which the Customer previously had invested, and any redemption or similar agreements or notices to redeem or otherwise dispose of Interests previously owned by the Customer; and (B) evidence of the Customer’s ownership of securities held through a Book-Entry System;
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(iii)	deliver or provide for the delivery to the Bank evidence reasonably satisfactory to the Bank of the Customer’s ownership of all other uncertificated financial instruments that are subject to this Agreement; and

(iv)	deliver or provide for the delivery to the Bank any other Property owned by the Customer that is subject to this Agreement, and any other evidence of ownership of Property by the Customer that is subject to this Agreement, in either case in a form and manner reasonably satisfactory to the Bank.

(b)	The Bank is not responsible for any Property or any other items referred to in Section 5(a) until actual receipt by the Bank.

(c)	The Manager and the Customer hereby authorize the bank to hold any and all such Property and other items in the name of the Bank, or any designee of the Bank, for the benefit of the Customer.

6. DELIVERY OF DOCUMENTS.

(a)	At the request of the Bank, the Manager and the Customer will provide the Bank with the following (and on an ongoing basis, with any material updates, revisions, amendments, restatements or replacements to the following):

(i)	documents regarding the formation and continued good-standing of the Customer under the laws of its jurisdiction of formation, as well as documents authorizing the transactions contemplated herein;

(ii)	a copy of the Customer’s most recent offering memorandum;

(iii)	a copy of any other significant agreements entered into by the Customer, or other documents that have a significant impact, or impose significant limitations, on the conduct of the Customer’s business or the provision of services by the Bank; and

(iv)	any other documents concerning the Customer or the Manager that the Bank may reasonably request.

(b)	The Manager and the Customer hereby agree and acknowledge that: (i) any such documents and other information provided to the Bank will be for the Bank’s informational purposes only; (ii) the Bank has no obligation to review any of these documents and any other information, in whole or in part; and (iii) if the Bank does review any of these documents or any other information, in whole or in part, the Bank has no obligation to take
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any action as a result of that review, including without limitation, advising the Customer or the Manager of any actions that either or both of them should take or should refrain from taking.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS. The Manager and the Customer represent, warrant, and covenant to the Bank as follows:

(a)	The Manager and the Customer shall at all times and at their own cost and expense comply in all material respects with all applicable laws, rules, and regulations, including without limitation all laws, rules and regulations applicable to their exercise of any of their rights and obligations hereunder.

(b)	Without limiting the generality of Section 7(a), the Manager and the Customer shall, directly or through agents other than the Bank: (i) comply in all material respects with all applicable provisions of the USA Patriot Act and United States Bank Secrecy Act, and any applicable rules and regulations thereunder, as well as any other United States, State, or other applicable anti-money laundering, know-your-customer, customer identification and similar laws, rules and regulations; and (ii) in any event, take all required steps, and all commercially reasonable steps, to establish the identity, address, and source of funds of each investor of the Customer and conduct due diligence with regard to all prospective investors of the Customer and, where applicable, the beneficial owners on whose behalf an investor of the Customer is seeking to make an investment. Each of the Managers and the Customer agree to immediately notify the Bank if it becomes aware of any suspicious activity or pattern of activity or activity that may require further review to determine whether the activity or pattern of activity is suspicious.

(c)	The Manager and the Customer expressly agree and acknowledge that: (i) the Bank is not responsible for, and will not conduct, any of the activities described in Section 7(b) on behalf of the Manager or the Customer; and (ii) the Bank has no responsibility to take any action on behalf of the Manager or the Customer if the Manager or the Customer notifies the Bank of any suspicious activity, pattern of activity or other activity required to be reported to the Bank pursuant to Section 7(b).

(d)	The Manager and the Customer represent and warrant that: (i) the Customer owns, and will at all times own, all Property provided to the Bank for custody services under this Agreement, subject only to liens and encumbrances created as part of the Customer’s business; and (ii) the Customer and the Manager have all powers, and have taken all actions necessary, to enter into and perform this Agreement pursuant to its terms.
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(e)	Manager and the Customer expressly agree and acknowledge that they will be responsible for the reconciliation of any bank accounts established by Bank to deliver services required by this Agreement. Bank shall not be responsible for such reconciliation.

ARTICLE IV: TREATMENT OF BOOKS, RECORDS AND CONFIDENTIAL INFORMATION 8. RECORDS; VISITS.

(a)	Subject to Section 9, the Customer is entitled to receive, at its own cost and expense and upon reasonable notice to the Bank, copies of any or all books and records pertaining to the Customer that:

(i)	are in the possession or under the control of the Bank; and

(ii)	have been prepared by the Customer, the Manager or third parties and provided to the Bank by or on behalf of the Customer, or have been distributed to the Customer, the Manager or third parties by the Bank.

(b)	The Bank shall use commercially reasonable efforts to provide the Customer with access to any books and records pertaining to the Customer, other than those specified in Section 8(a), that may be in the Bank’s possession or control.

(c)	The books and records described in Section 8(a) and (b) shall, to the extent applicable be prepared and maintained in all material respects as required by applicable laws, rules, and regulations.

(d)	The Bank reserves the right to maintain originals or copies of all books and records relating to the Customer or the Manager for the Bank’s own use.

(e)	The Customer and Authorized Persons shall have access to the Customer’s books and records described in Section 8(a) at all times, upon reasonable notice, during the Bank’s normal business hours.

9. CONFIDENTIALITY.

(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include: (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales
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estimates, business plans, and internal performance results relating to the past, present, or future business activities of the Manager, the Customer or the Bank, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Manager, the Customer or the Bank a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything reasonably designated in writing as confidential.

(b)	Notwithstanding Section 9(a), information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the first time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental, or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (vii) has been or is independently developed or obtained by the receiving party.

(c)	The Customer and the Manager hereby acknowledge and agree that:

(i)	the confidentiality restrictions provided for in Sections 9(a) and 9(b), as they relate to the Bank’s obligation to maintain the confidentiality of information relating to the Customer or the Manager, apply only to the Bank, and only to the extent the Bank receives the Confidential Information in connection with the services it provides under this Agreement; and

(ii)	the Bank and its affiliates may acquire Confidential Information relating to the Customer and/or the Manager in connection with other services the Bank and its affiliates offer and activities they perform (either for the Customer and/or the Manager or for third parties) that are not subject to this Agreement, and that any Confidential Information so acquired shall not be subject to Sections 9(a) or 9(b) of this Agreement.
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10.   THE BANK’S SYSTEM/OWNERSHIP OF PROPERTY.  The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters (whether or not a patent or copyright application has been filed or approved), concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank to the Customer.

11.   DISASTER RECOVERY.  The Bank shall make commercially reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Bank shall take commercially reasonable steps to minimize service interruptions. The Bank shall have no liability with respect to the loss of data or service interruptions or any fees, expenses, losses or damages caused by, or suffered as a consequence of, equipment failure provided such loss or interruption is not caused by the Bank’s own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations under this Agreement.

12.   COOPERATION WITH ACCOUNTANTS.  The Bank shall reasonably cooperate with the Customer’s independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Customer.

ARTICLE V:  COMPENSATION

13.   COMPENSATION.   As compensation for the services rendered by the Bank under this Agreement, the Customer will pay to the Bank a fee or fees as set forth in a separate Fee Schedule between the Customer and the Bank, which may be amended from time to time. The Manager and the Customer acknowledge that the Bank may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

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ARTICLE VI: INDEMNIFICATION AND LIABILITY 14. INDEMNIFICATION.

(a)	The Manager and the Customer agree to indemnify, defend and hold harmless the Bank and its affiliates, (including their respective officers, directors, agents, and employees (the “Indemnitees”) from all loss, liability or expense, including the fees and expenses of in-house or outside counsel) arising out of or in connection with:

(i)	the Bank’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or

(ii)	its following any Written Instruction or other notice, instruction, direction or request furnished to the Bank, except to the extent that its following any Written Instruction or other notice, instruction, direction or request is expressly forbidden by this Agreement.

(b)	The foregoing indemnities shall survive the resignation or removal of the Bank or the termination of this Agreement.

(c)	The Manager and the Customer hereby grant the Bank a lien on, right of set off against and security interest in the Property for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

15. LIABILITY OF THE BANK.

(a)	The Bank shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Bank’s gross negligence or willful misconduct was the direct cause of any loss to the Customer, and subject to the limitations set forth in Section 15(d) of this Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, the Bank shall be under no obligation to inquire into and shall not be liable for any damages, other liabilities or harm to any person or entity relating to:

(i)	the title, validity or genuineness of any Property;
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(ii)	the legality or effectiveness of the purchase or delivery or transfer of any Property or the propriety of the price by which the same is acquired or sold;

(iii)	the due authority of any Authorized Person to act on behalf of the Manager or the Customer with respect to the Property;

(iv)	the due authority of the Customer to purchase or hold any Property;

(v)	the accuracy or completeness of any data or information with respect to the Property which has been provided to the Bank by the Manager, the Customer or any third party at any time pursuant to this Agreement;

(vi)	the collectibility, insurability, effectiveness, marketability or suitability of any Property;

(vii)	the legal content of the provisions of any documentation provided to the Bank for custody with respect to the Property or the legal adequacy thereof or of any purported transfer thereof; or

(viii)	the accuracy of any representation regarding the Customer or the Customer’s investment made in any agreement or writing signed by Bank as custodian for the Customer.

(c)	Notwithstanding anything in this Agreement to the contrary, the Bank shall not be liable for losses, delays, failures, errors, interruptions, or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party.

(d)	Notwithstanding anything in this Agreement to the contrary:

(i)	neither the Bank nor its affiliates shall be liable for any consequential, special, or indirect losses or damages, including lost profits, whether or not the likelihood of such losses or damages was known by the Bank or its affiliates; and

(ii)	the Bank’s cumulative liability to the Manager and the Customer for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the lesser of $100,000 or the fees received by the Bank for
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services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.

(e)	The Bank shall not be liable for any expense, loss, claim or damage, including counsel fees and expenses (other than such as may arise solely from the Bank’s gross negligence or willful misconduct), which the Manager, the Customer or any of their officers, directors, employees, agents, affiliates or investors or any third party may suffer by reason of any error by, or inaccuracy of, any price or valuation received by the Bank from any recognized pricing source, the Manager, the Customer, or any person (including the Bank or an affiliate of the Bank) designated by the Manager, by the Customer or pursuant to Written Instructions to furnish such information, including any price or valuation resulting from any formula used to obtain such prices or valuations. The Bank shall have no duty to inquire into the appropriateness or relative change of any price.

(f)	No party may assert a cause of action against the Bank or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g)	The Manager and the Customer shall have a duty to reasonably mitigate damages for which the Bank may become responsible under or related to this Agreement.

The provisions of this Section 15 shall survive termination of this Agreement. ARTICLE VII: TERMINATION 16. DURATION AND TERMINATION.

(a)	This Agreement shall continue until terminated by the Manager, the Customer, or by the Bank, on sixty (60) calendar days’ prior written notice to the other party or parties.

(b)	The Bank may terminate this Agreement at any time, upon prior written notice if the Bank reasonably determines, in its sole discretion, that:

(i)	the Manager or the Customer are in material breach of any provision of or representation or warranty in this Agreement, and such breach remains uncured for ten (10) business days from the date written notice is provided to the Customer by the Bank, and at the time the Agreement is terminated;
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(ii)	the Manager or the Customer has acted fraudulently, with gross negligence or with willful misconduct with respect to the Property;

(iii)	the Customer or the Manager has become bankrupt or insolvent, or a judicial or similar proceeding has been instituted seeking to declare the Manager or the Customer bankrupt or insolvent;

(iv)	the Customer fails to receive an audit opinion, or receives an audit opinion with a “going concern” or similar significant qualification; or

(v)	continuation of this Agreement could cause the Bank or any of its affiliates to be deemed to have acted illegally, or to incur civil or criminal liability .

(c)	In the event this Agreement is terminated for any reason, the Bank shall deliver the Customer’s cash, securities, and any other Property to a successor custodian chosen by the Customer, or if no successor has been identified, to a bank or trust company (including without limitation, the Bank or an affiliate of the Bank) of the Bank’s choice and at the Customer’s expense. However, the Bank shall not be required to make any delivery or payment of assets upon termination of the Agreement (or otherwise) until full payment shall have been made to the Bank of all of its fees, compensation, costs, and expenses (such expenses include, without limitation, expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor, and all trailing expenses incurred by the Bank). The Bank shall have a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs, and expenses.

(d)	The Bank also may, prior to making any delivery or payment of assets on termination (or otherwise), liquidate any Property (at the Customer’s expense and in the Bank’s sole discretion) and use the proceeds of that liquidation to pay any or all amounts it is owed hereunder, upon ten (10) calendar days prior written notice to the Customer (unless the Customer pays all amounts owed to the Bank prior to the end of that 10-day period).

(e)	Sections 1, 9, 13, 14, 15 and 22 shall service termination of this Agreement.

ARTICLE VIII: MISCELLANEOUS 17. NOTICES. Notices shall be addressed (a) if to the Bank at 2220 Chemsearch Blvd., Suite 150, Irving, TX 75062 Attention: Hedge Fund Custody Manager; and (b) if to the
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Customer and/or Manager, at [address]; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand, or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given when received by the party to whom the notice is directed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Any party may change the address listed in this Section 17 by written notice to each other party.

18.   AMENDMENTS.   This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.   DELEGATION; ASSIGNMENT. Subsequent to the execution of the Agreement, the Bank may assign any or all of its rights and delegate any or all of its duties hereunder to any person or entity, including any affiliate of the Bank. The Bank shall notify the Manager and the Custodian of any such assignment and delegation, no later than promptly following that assignment or delegation.

20.   COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.   FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.   OTHER.

(a)	ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, the Bank hereby disclaims all representations and warranties, express or implied, made to the Manager, the Customer or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Bank disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Manager
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and the Customer agree not to adopt any policies which would adversely affect the obligations or responsibilities of the Bank hereunder without the prior written approval of the Bank, which approval shall not be unreasonably withheld or delayed.

(d)	CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)	GOVERNING LAW. This Agreement shall be deemed to be a contract made in New York and governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties hereby agree to submit to the non-exclusive jurisdiction of any appropriate court located in New York City, New York, and to waive any objections based on venue or inconvenience of New York City as a forum for litigation.

(f)	PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
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 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

        J. P. MORGAN TRUST COMPANY, NATIONAL
        ASSOCIATION  (“BANK”)

        By:  ________________________________

        Title: _______________________________

        __________________________________
        (“CUSTOMER”)

        By: ________________________________

        Title: ______________________________

        ____________________________________
        (“MANAGER”)

        By: ________________________________

        Title: ______________________________

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SCHEDULE A DESCRIPTION OF SERVICES. The Bank shall provide the following list of services to the Customer:

1. RECEIPTS AND DISBURSEMENT OF MONEY. The Bank, acting upon Written Instructions, shall open and maintain separate accounts at an affiliate of Bank, such accounts being in the name of Bank as custodian for the Customer, using all cash received from or for the account of the Customer, subject to the terms of this Agreement, and any applicable deposit account agreement. The Bank shall make cash payments from or for the Accounts of the Customer only upon Written Instructions. The Bank is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

Disbursements from the account shall be limited to 1)wires initiated and approved by the Customer, Manager or Administrator, pursuant to the wire process of the depository bank, and released by Bank pursuant to Written Instructions, and 2) disbursements by Bank pursuant to Paragraph 4(j) of this Schedule. [The Customer, Manager and Administrator shall have on-line, view access to the accounts.]

2. RECEIPT OF PROPERTY; SUB-CUSTODIANS.

(a)	The Bank shall hold all Property received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. The Customer shall indicate in its Written Instruction with respect to Interests, that the Property being delivered (such as a subscription agreement, limited partnership or limited liability company agreement or other document) represents Interests in a particular Underlying Fund. All such Property shall be held or disposed of only upon Written Instructions of the Customer pursuant to the terms of this Agreement. The Bank shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Property, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of Manager’s and the Customer’s [Board of Managers], or any officer, employee or agent of the Customer or Manager withdraw any securities.

(b)	At the Bank’s own expense and for its own convenience, the Bank may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this Section 2 with respect to domestic assets. Any such arrangement will not be entered into without prior written notice to Manager and the Customer.
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(c)	In addition, the Bank may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to Manager and the Customer.

(d)	The Bank shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold Manager and the Customer harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by the Bank under the terms of this Section 2.

3. SERVICES AND OBLIGATIONS WITH RESPECT TO INTERESTS.

(a) All Interests held for the Customer which are issued or issuable only in registered form may be registered in the name of the Customer, the Bank, a sub-custodian, or any duly appointed nominee of the Customer, the Bank, or sub-custodian.

(b) The Customer agrees to furnish to the Bank appropriate instruments to enable the Bank to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of another appropriate entity, any Interests which it may hold for the Accounts and which may from time to time be in the name of the Customer.

(c) Upon Written Instructions from the Customer the Bank may purchase, redeem or transfer Interests and execute subscription agreements.

(d) The Bank shall have no duty to review the completeness or substance of documents related to any Interests and shall have no authority to act on such documents without Written Instructions, unless otherwise provided in this Agreement.

(e) The Bank is authorized to receive account statements, confirmations, notices and other correspondence and documents from the Underlying Funds regarding the Interests intended for the Customer. The Bank agrees to promptly forward to the Customer any and all of such items received.

(f) Without limiting the foregoing, the Customer and the Manager agree that: (i) with respect to each subscription for Interests in any Underlying Fund, a document substantially in the form of Exhibit 1 (as the Bank may amend it from time to time) shall be attached to each subscription agreement by the Bank or the Customer and the Manager will provide to the general partner, manager, adviser, trustee or similar person or entity of the Underlying Fund) a form of such document; and (ii) the accuracy and completeness of all information provided in a subscription agreement, investor questionnaire or similar document for an Underlying Fund is the sole responsibility of the Customer and the Manager, and not the Bank or its affiliates, regardless of whether the Bank or its affiliates assist in the completion of the subscription agreement, investor questionnaire or similar document.
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4.	TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Written Instructions and not otherwise, the Bank shall:

(a)	deliver any Property held for the Customer against the receipt of payment for the sale of such Property;

(b)	execute and deliver to such Underlying Funds as may be designated in Written Instructions, (i) subscription agreements and similar documents (including the form of Addendum to Subscription Agreement attached as Exhibit 1) for the purposes of effectuating a purchase of, or subscription for, Interests on behalf of the Customer, and (ii) redemption requests, transfer requests or similar documents for the purpose of effectuating a redemption or transfer of Interests on behalf of the Customer.

(c)	execute and deliver to such persons as may be designated in Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Customer as owner of any Property may be exercised;

(d)	deliver any Property to the issuer thereof, or its agent, when such Property is called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to the Bank;

(e)	deliver any Property held for the Customer against receipt of other Property or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(f)	deliver any Property held for the Customer to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(g)	make such transfer or exchanges of the Property of the Customer and take such other steps as shall be stated in Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Customer;

(h)	release and deliver or exchange Property owned by the Customer in connection with any conversion of such securities or other Property, pursuant to their terms, into other securities or other Property;
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(i)	release and deliver Property owned by the Customer for the purpose of redeeming in kind shares or units of the Customer upon delivery thereof to the Bank; and

(j)	release and deliver or exchange Property owned by the Customer for other purposes.

The Bank must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to Section 4(i).

(k)	in connection with any grant of credit to the Customer by an affiliate of Bank, to borrow money against the grant of a security interest in, lien on, charge over or pledge of the Property, for which purpose, the Customer hereby expressly authorizes such grant and pledge by the Custodian on behalf of the Customer; provided that the Customer hereby also authorizes, directs and instructs the Bank, as a standing instruction with respect to any such borrowing, that principal and interest charges on such borrowing shall be timely paid by the Bank to the lender, upon demand, out of the Property as the lender may require, shall in no event be payable by the Custodian out of proprietary funds of the Bank, and such obligation for payment from the Property shall constitute an obligation secured hereunder by the security interest, lien on, pledge of and right of set-off against the Property granted to the lending affiliate of Bank by the Customer.

5.	REGISTRATION OF SECURITIES. All securities held for the Customer which are issued or issuable only in registered form, shall be held by the Bank in registered form; all other securities held for the Customer may be registered in the name of the Customer, the Bank, the Book-Entry System, a sub-custodian, or any duly appointed nominee of the Customer, the Bank, Book-Entry System or sub-custodian, as long as the status of the assets as being in custody is preserved. The Customer reserves the right to instruct the Bank as to the method of registration and safekeeping of the securities of the Customer, subject to Bank’s right to ensure that method preserves the status of the assets as being in the custody of the Bank. The Customer agrees to furnish to the Bank appropriate instruments to enable the Bank to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Customer.

6.	TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, the Bank is authorized to take the following actions:

(a) RECEIPT OF INCOME AND OTHER PAYMENTS.
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(i)	take all reasonable steps to receive for the account of the Customer, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Customer of such receipt and credit such income, as collected, to the Customer’s custodian account;

(ii)	endorse and deposit for collection, in the name of the Customer, checks, drafts, or other orders for the payment of money;

(iii)	receive and hold for the account of the Customer all Property received as a distribution on the Customer’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities or Property issued with respect to any Property belonging to the Customer and held by the Bank hereunder;

(iv)	take any action which may be necessary and proper in connection with the receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

(b) MISCELLANEOUS TRANSACTIONS.

(i)	The Bank is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

(a)	for examination by a broker or dealer selling for the account of the Customer in accordance with street delivery custom;

(b)	for the exchange of interim receipts or temporary securities for definitive securities; and

(c)	for transfer of Property into the name of the Customer or the Bank or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity that, in any such case, the new Property is to be delivered to the Bank.

(ii)	unless and until the Bank receives Written Instructions to the contrary, the Bank shall:

(a)	pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Customer;
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(b)	collect interest and cash dividends received, with notice to the Customer, to the account of the Customer;

(c)	hold for the account of the Customer all stock dividends, rights and similar securities issued with respect to any Property held by the Bank; and

(d)	execute as agent on behalf of the Customer all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Customer’s name on such certificate as the owner of the Property covered thereby, to the extent it may lawfully do so.

7.	PURCHASES OF PROPERTY. The Bank shall settle purchased securities upon receipt of Written Instructions that specify:

(a)	the name of the issuer and the title of the securities or other Property, including CUSIP number if applicable;

(b)	the number of shares or the principal amount or amount of Interests purchased and accrued interest, if any;

(c)	the date of purchase and settlement;

(d)	the purchase price per unit;

(e)	the total amount payable upon such purchase;

(f)	the name of the person from whom or the broker through whom the purchase was made. The Bank shall upon receipt of Property purchased by or for the Customer shall release wires previously initiated by the Customer to pay out of the moneys held for the account of the Customer the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Written Instructions.

8.	SALES OF PROPERTY. The Bank shall settle sold Property upon receipt of Written Instructions that specify:

(a)	the name of the issuer and the title of the security or other Property, including CUSIP number if applicable;

(b)	the number of shares or principal amount or amount of Interests sold, and accrued interest, if any;
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(c)	the date of trade and settlement;

(d)	the sale price per unit;

(e)	the total amount payable to the Customer upon such sale;

(f)	the name of the broker through whom or the person to whom the sale was made;

(g)	the location to which the security must be delivered and delivery deadline, if any; and

The Bank shall deliver the Property upon receipt of the total amount payable to the Customer upon such sale, provided that the total amount payable is the same as was set forth in the Written Instructions. Notwithstanding the other provisions thereof, the Bank may accept payment in such form as shall be satisfactory to it, and may deliver Property and arrange for payment in accordance with the customs prevailing among dealers in securities. It is understood that the Bank shall have no duty hereunder to solicit or request payment for any such sale.

9.	REPORTS; PROXY MATERIALS.

(a)	The Bank shall furnish to the Customer the following reports:

(1)	a monthly statement summarizing all transactions and entries for the account of the Customer, listing each portfolio security belonging to the Customer at the end of such month as indicated in the most recent final NAV statement received from each Underlying Fund and stating the balance as of the date of the report in any bank account opened in connection with this Agreement;

(2)	monthly statements regarding any bank accounts opened in connection with this Agreement; and

(3)	such other information as may be agreed upon from time to time between the Customer and the Bank.

(b)	[Optional -The Bank shall furnish a quarterly[monthly] report to the Customer’s investors identifying the Property held by the Bank for the Customer and the valuation of such Property at the end of the period (it being understood that the Bank shall have no obligation to determine the valuation of any Interests), based upon information provided by the Customer or a third party authorized by the Customer to provide such valuations to the Bank. The quarterly report shall also set forth all transactions occurring in the Customer’s account during the period covered by the report. At least [14]
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days before the end of the quarter[month], the Customer shall provide the Bank with an electronic data file containing the names and addresses of the investors to whom such report shall be sent. The costs of mailing the report shall be borne by the Customer. The Bank shall not be obligated to respond to any investor inquiries regarding such quarterly reports.]

(c)	Neither the Bank nor its nominee shall vote any of the securities or other Property held pursuant to this Agreement by or for the account of the Customer, except in accordance with Written Instructions. The Bank shall transmit promptly to the Customer any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. The Bank shall be under no other obligation to inform the Customer as to such actions or events. For clarification, upon termination of this Agreement the Bank shall have no responsibility to transmit such material or to inform the Customer or any other person of such actions or events.

10.	CREDITING OF ACCOUNTS. If the Bank in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of the Bank’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of the Bank’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) the Bank is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation the Bank is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, the Bank shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Customer. Nothing herein or otherwise shall require the Bank to make any advances or to credit any amounts until the Bank’s actual receipt thereof. The Customer hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to the Bank of any advance or credit made by the Bank (including charges related thereto) to such Account.
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SCHEDULE B

List of Authorized Persons

Name	Title	Signature
_______________________	_______________________	________________________

_______________________	_______________________	________________________

_______________________	_______________________	________________________
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EXHIBIT 1

Addendum to Subscription Agreement
for Investment by
[Fund of Funds]
in
[Hedge Fund]

J.P. Morgan Trust Company, National Association (“JPM”) is executing the subscription agreement to which this Addendum is attached by executing this Addendum. This Addendum confirms JPM will act as custodian for [Fund of Funds] (“Investor”), in connection with its investment in [name of Underlying Fund] (“Fund”).

                  JPM is acting solely as custodian in connection with the Investor’s investment in the Fund and holding of Interests. JPM does not exercise any investment responsibility or authority for the Investor, and can act in connection with the assets of the Investor only at the direction of the Investor, and only through authorized representatives of the Investor. JPM receives a fee to provide its services as custodian, but has no economic interest in the Fund.

Please be advised that:

                (i)            JPM is not the owner of, has no beneficial ownership interest in, and has no liability for the payment for any obligations or liabilities relating to the Interests;

                (ii)           JPM will not be and is not liable to you, the Fund, the Fund’s investors or any other person or entity for any damages, costs, liabilities or expenses arising out of the investment by Investor in the Fund, or in connection with the Interests;

                (iii)           JPM has not made, is not responsible for, and in no way confirms, guarantees or supports any representations, warranties, covenants or similar assertions (collectively, “Representations”) made by Investor to the Fund or any other person or entity in connection with Investor’s investment in the Fund and purchase or purchases of Interests (including without limitation all Representations in any Subscription Agreement). Representations in any Subscription Agreement are made by the Investor;

                (iv)          Notwithstanding anything else to the contrary, JPM will not be deemed to have received any Distribution or other asset of the Investor until that Distribution or other asset has in fact been received by JPM at the address and in the manner directed above; and

                (v)           Without limiting any of the foregoing, JPM makes no representations to the Fund or any other person or entity regarding the Investor’s qualifications to invest in the Fund, the Investor’s status under any anti-money laundering or similar statutes, the

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Investor’s financial status or condition, or any other information relating to the Investor. Representations regarding such matters in any subscription agreement or similar document are representations of the Investor. In this regard, other parts of JPM, and affiliates of JPM, may have business or other relationships with the Investor, and may have confidential or public knowledge about the Investor. JPM has no obligation to provide any such information to the Fund or any person or entity related to the Fund.

J.P. Morgan Trust Company, National Association

By:______________________________
                [Name]
                [Title]

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EXHIBIT 2 INVESTMENT NOTIFICATION
Fax Investment Notification to:
JP Morgan Chase Bank
(972) 785-5315

Type: (New Investment, Add-On)

Fund Name:
Wire Amount:
Settlement Date:

Fund Contact:
Phone #:
Fax #:
Address:
Email:

Fund Wiring Instructions:

Additional Comments:

Redemption:
Fund Name:
Redemption Amount/# of shares to be Redeemed:
Settlement Date:
Fund Contact:
Phone #:
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INVESTMENT NOTIFICATION (continued) SWITCH

FROM:

Fund Name:
Fund Contact:
Phone #:
Amount:
Settlement Date:
Share Class Switch:
Currency:

TO:
Fund Name:
Fund Contact:
Phone #:
Amount:
Settlement Date:
Share Class Switch:
Currency:

Fund Wiring Instructions: (If Applicable)

Additional Comments:

SIGNATURES OF TWO AUTHORIZED PERSONS:

_______________________________________________
_______________________________________________
_______________________________________________
_______________________________________________
Date: _______________________________________________

_______________________________________________
_______________________________________________
_______________________________________________
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_______________________________________________
Date: _______________________________________________
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